UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2022

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue

P.O. Box 58039

Santa Clara, CA 95052-8039

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.01 per share	AMAT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2022, the Board of Directors (the “Board”) of Applied Materials, Inc. (the “Company”) appointed Brice Hill, age 55, Senior Vice President, Chief Financial Officer, of the Company, effective on March 7, 2022 (the “Effective Date”). Mr. Hill will succeed Robert J. Halliday, the Company’s interim Chief Financial Officer. Mr. Halliday will remain with the Company to support a smooth transition and resume his role as a Corporate Vice President and Advisor.

Mr. Hill was Executive Vice President and Chief Financial Officer of Xilinx, Inc., a company that designed and developed programmable devices and associated technologies, from April 2020 until its acquisition by Advanced Micro Devices, Inc. in February 2022. Prior to Xilinx, Mr. Hill served in various finance positions with Intel Corporation for 25 years, most recently as Corporate Vice President and Chief Financial Officer and Chief Operating Officer, Technology, Systems and Core Engineering Group.

Mr. Hill’s offer letter with the Company provides that he will receive an annual base salary of $675,000 and will be eligible to earn a target bonus of 135% of his base salary under the Company’s Senior Executive Bonus Plan beginning in fiscal year 2022. Actual bonus earned, if any, will be subject to the terms of the plan and based on achievement of performance goals established by the Human Resources and Compensation Committee (the “HRCC”) of the Board.

Mr. Hill will also receive a sign-on bonus payment of $2,000,000 after 30 days of continuous employment with the Company. The sign-on bonus, less any amounts withheld by the Company for taxes, will be subject to: (i) full repayment if Mr. Hill voluntarily resigns or the Company terminates his employment for cause prior to the first anniversary of the Effective Date, and (ii) pro-rata repayment if Mr. Hill voluntarily resigns or the Company terminates his employment for cause on or after the first anniversary and prior to the second anniversary of the Effective Date.

Mr. Hill will be granted a long-term incentive award of restricted stock units with a value of $8,500,000. The award shall be scheduled to vest in three equal installments on April 1 of each of 2023, 2024 and 2025, subject to Mr. Hill’s continued employment with the Company through each applicable vesting date. The number of restricted stock units underlying the award shall be determined by dividing the stated value of the award by the closing price of the Company’s common stock on the Effective Date. In addition, Mr. Hill will be eligible for a long-term incentive award with a value of no less than $4,250,000, which award would be granted at the next Company regular annual equity grant cycle, with the terms and value to be approved by the HRCC in accordance with the regular annual equity grant process.

Mr. Hill will be eligible to receive relocation benefits and to participate in employee benefit plans and arrangements generally available to the Company’s U.S. employees and similarly-situated senior executives of the Company.

There are no arrangements or understandings between Mr. Hill and any other persons pursuant to which he was appointed as Chief Financial Officer. There are no family relationships between Mr. Hill and any director or executive officer of the Company. Mr. Hill has not engaged in any related person transaction (as defined in Item 404(a) of Regulation S-K) with the Company.

Item 7.01	Regulation FD Disclosure.

On March 7, 2022, the Company issued a press release announcing the appointment of Mr. Hill. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Applied Materials, Inc. dated March 7, 2022

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Dated: March 7, 2022

	By:	/s/ Teri A. Little
Teri A. Little
Senior Vice President, Chief Legal Officer and Corporate Secretary